EXHIBIT 10.1






                             DATED 5th November 1998



                           INTRACELL VACCINES LIMITED
                                       and
                            UNIVERSITY OF BIRMINGHAM

                                     LICENCE
                                    AGREEMENT











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                                LICENCE AGREEMENT

THIS LICENCE is made the 5th day of November one thousandnine hundred and ninety eight

BETWEEN:             Intracell Vaccines Ltd,
                     1 Sydney Mount, Circular Road,
                     Douglas, Isle of Man IM1 3DB (hereinafter referred to as "the Licensee")

AND:                 UNIVERSITY OF BIRMINGHAM,
                     Edgbaston,
                     Birmingham B15 2TT (hereinafter referred to as "the Licensor").
WHEREAS

(1) The Licensor has applied for patents ("the Patents") in respect of an invention relating to RNA Vaccines, including HIV ("the Invention") in a number of countries worldwide short particulars of which are set forth in Schedule I hereto.

(2) The Licensor has agreed to grant to the Licensee an exclusive worldwide licence ("the Licence") on the terms detailed herein to make, use exercise and vend the Invention in all pharmaceutical forms and in all fields of application.

(3) It is agreed that the Licence should supersede and replace all previous licence agreements relating to the Invention between the parties.

NOW THIS LICENCE WITNESSETH THAT:


1.0    GRANT

1.1 The Licensor hereby grants to the Licensee an exclusive worldwide licence to make use exercise and vend the Invention in all pharmaceutical forms and in all fields of application.

1.2 The Licensor shall not sue the Licensee under any other patent know how copyright registered design or other intellectual property owned by or licensed to the Licensor alone or jointly or in common with others in respect of any activity which would but for the Licence amount to infringement.

1.3 The Licensor owns US Patent Nos 4816250 and 5219567 relating to the manufacture of a Herpes Vaccine which could provide protection


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for the Licensees  intended  manufacture  of vaccines  under this  Licence.  The
Licensor will provide reasonable assistance to the Licensee, at the Licensees cost, in enforcing US Patent Nos 4816250 and 5219567 where the Licensee believes that such enforcement will enable it to protect its vaccine manufacture and sale in the USA.

ROYALTY

2.1 Upon execution of this Licence, the Licensee shall be obliged to pay to the Licensor a non-refundable payment of (pound)60,000. (pound)10,000 shall be payable upon the date of execution of this Licence, (pound)20,000 shall be payable by 30 November 1998 and the balance shall be payable by 31 December 1998.

2.2 For sales in the territories listed in Schedule I and in all other territories where a valid patent or similar enforceable protection (eg, pipeline protection) with regard to the Invention exists or becomes available a royalty of 5% of the net sales shall be paid to the Licensor.

2.3 For sales in countries other than those listed in Schedule I and where no patent or similar enforceable protection in respect of the Invention exists the Licensee shall pay to the Licensor a royalty of 3% of the net sales value per annum.

2.4 The royalties detailed above in Clauses 2.2 and 2.3 shall be payable in all countries until the expiry of the last valid patent or similar enforceable protection in respect of the Invention. After such time the Licensee shall pay to the Licensor a royalty of 3% of the net sales value per annum in all countries. This royalty shall cease after a period of 10 years from the first commercial sale in each country and thereafter no further royalty will be payable.

2.5 The Licensee shall be permitted to grant sub-licences to third parties, subject to the prior approval of the Licensor, where such approval shall not be unreasonably withheld. The Licensee shall pay to the Licensor a 15% share of all sub-licensee payments in lieu of running royalty as detailed in clauses 2.2 and
2.3 3 (including downpayments or running royalties). These payments shall continue until the Licensee ceases to receive payments from its sub-licensee(s).

2.6 On the I st of January 2002 and in each year thereafter, the Licensee shall pay to the Licensor an advance minimum royalty of (pound) 50,000. The minimum royalty shall be recoverable from running royalty due to the Licensor for the same annual period.

2.7 The net sales value shall mean the Licensee's invoice price on the first act of sale hereunder to an independent third party after deduction of the usual trade discounts and returns and excluding the costs of packing transport insurance and tax.

2.8 The Licensee shall within 30 days after the 30th June and 31st December in every year of the Licence render to the Licensor a statement showing the amount of sub-licence income received and the net value (as defined above) on a country by country basis and the sum of royalties due in respect of the period ending on such 30th June or 3 1 st December and the Licensee shall at the same time pay to the Licensor the sum due.




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2.9    Royalty payments shall be made in pounds sterling subject to deduction of any applicable withholding taxes but with the addition of any applicable Value Added Tax. Net sales value shall be calculated initially in the currency of the country where the sales were made and if necessary shall be converted to pounds sterling at the midmarket spot exchange rate indicated by the Financial Times on the final day of the period to which the royalty payment relates.

2.10 The Licensee shall keep proper books of account and record and the supporting documentation showing all matters connected with the manufacture sale and disposition of its products and the amount due in respect of royalties and shall allow the Licensor by its duly appointed officers or accountants at all reasonable times to inspect and take copies of or extracts from such books records and documentation and any other relevant or apparently relevant book account record or voucher as may be reasonably necessary for the sole purpose of verifying the amount due in respect of royalties. Such inspection may be made notwithstanding termination of this Agreement whilst any outstanding claim remains unsettled in the view of any par-ties hereto.


3.0    THE PATENTS

3.1 The Licensor shall not amend the specification of the Patents without the p or approval writing of the Licensee which approval shall not be unreasonably withheld.

3.2 Nothing herein shall impose an obligation on the Licensor to defend any action or proceeding in which a claim or counter-claim is made for revocation of any of the Patents but should the Licensor decide to defend the Patents it shall do so at its own cost.

4.0    LICENSORS OBLIGATIONS

4.1 The Licensee shall reimberse the Licensor for the costs of prosecution and maintenance of the patents from the date of this Licence. The Licensor will on demand produce to the Licensee at its principal office the renewal certificate three days at least before the last day for payment of each renewal fee.

4.2 The Licensor shall if and whenever required by the Licensee give it or its agent and servants in confidence all such explanations and information as are now or in the future in its possession to enable the Licensee to manufacture its products under the Licence to the best advantage.

5.0    IMPROVEMENTS

5.1 Each of the parties hereto shall forthwith on the discovery thereof communicate to the other full information concerning any improvements relating to the Invention and the other shall treat such information as confidential.

5.2 Any patents existing or granted in the future to the Licensor in respect of any application relating to an Improvement shall be deemed to be included in the expression "the Patents" for the purpose of this Agreement and the Licensor undertakes to endorse hereon a suitable memorandum of the extension of the Licence to such patents for the purpose of registration at the appropriate Patent Office or to execute such other document as may be necessary therefore.




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5.3    Each party shall treat as  confidential  all the data  pertaining  to the
Invention and shall not disclose any of them to any third party by publication or otherwise which obligations shall last for a period of five (5) years after the date of execution of this agreement except:

              (a) data which at the time of disclosure is in the public domain;
              (b) data which after disclosure becomes part of the public domain by publication or otherwise except by breach of this Agreement by the Licensee.

6.0    INFRINGEMENT

6.1 Each of the parties hereto shall forthwith give notice in writing to the other party of any infringement or threatened infringement of any of the patents which shall at any time come to its knowledge.

6.2 In the event that there shall be any substantial infringement of the Patents ("substantial infringement" meaning sales by third parties in any country of products infringing the Patents or any of them exceeding in unit terms five per centum of the unit sales of the Licensee of Products in such country) in any twelve month period and the Licensor does not within forty-five days after written notice from the Licensee of such prejudicial effect institute proceedings to prevent such infringement the Licensee may at its option forthwith so far as it extends to that country on notice in writing to the Licensor institute such proceedings at its own expense in the name of the Licensor giving to the Licensor an indemnity in respect of the costs of any such proceedings and shall be entitled to retain all damages in any recovered in such proceedings.

6.3 Payment of royalties as from the commencement of any such substantial infringement shall continue so long as the Licensee is able to sell products without either reduction in price or a reduction in volume of ten per centum or more. In the event that such reductions are necessary royalty payments shall be reduced in a ratio to the reductions in volume or price as the case may be.

7.0    TERMINATION

7.1 If the royalties due hereunder in respect of any half-year have not been paid within the time allowed or within 30 days of the due date by the Licence or if The Licensee shall commit or allow to be committed a breach of any of the other covenants promises or undertakings herein contained and shall not have remedied such breach within 60 days after notice is given to it by the Licensor or either of them requiring such remedy or if the Licensee shall have a receiver appointed of the whole or any part of its asses or any order is made or a resolution passed for winding up the Licensee (unless such receiver is appointed or such order or resolution is passed as part of a scheme for reconstruction or amalgamation of the Licensee) then the Licensor may forthwith by notice in writing terminate the Licence without being required to give any or any further notice in advance of such termination but such termination shall 1 be without prejudice to the remedy of the Licensor to sue for and recover any royalties then due and to pursue any remedy in respect of any previous breach of any of the. covenants or agreement herein contained.







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8.0    ANCULLARY PROVISIONS

8.1 The Licensee may have products manufactured by third parties on a toll manufacture basis provided that obligations of confidentiality are imposed upon the toll manufacturer.

8.2 The Licensee shall carry out all clinical trials in relation to its products as may be required for registration purposes in the various countries and shall pursue with due diligence applications for the registration of its products for sale in any country where such registration is a requirement.

8.3 Any notice required or permitted to be given hereunder may (without prejudice to the use of any other method) be given by sending the same by prepaid post of facsimile to the following address and contact:

For the University of Birmingham to:

University of Birmingham
Edgbaston
Birmingham
B15 2TT
UK
FAO: Mrs G Ball, Director of Finance

Tel: 0121414 6083
Fax: 0121414 6056

For Intracell Vaccines Limited to:

12 Harben Court
Collingwood,
Ontario
Canada
L9Y 4L8

FAO: Mr K W Murray

Tel: 705 444 6317

Fax:  705 444 6317

8.4 Invalidation for whatever reason at present or due to circumstances somewhere in the future of any clause in the Licence or occurrence of a gap in the Licence shall not have effect on the legal effectiveness of other clauses. Such ineffective clause due to invalidation as mentioned above shall be replaced or such gap as mentioned above shall be filled by an adequately formulated provision which comes closest to the intentions of the contracting parties and would have been properly expressed by them, had they taken such flaw or gap into due consideration in the first place.

8.5 The Licence shall be interpreted in all respects in accordance with the Laws and Courts of England.

8.6 It is agreed that the Licence should supersede and replace all previous licence agreements between the parties.



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SCHEDULE 1
----------

Country               Patent Application No                     Date of Filing
Application

Australia*                  637114                               12 June 1990
Canada                      2060198                              12 June 1990
Netherlands*                0477240                              12 June 1990
Germany*                    69021879.6                           12 June 1990
Italy*                      0477240                              12 June 1990
France*                     0477240                              12 June 1990
GB*                         0477240                              12 June 1990
Japan                       508641/90                            12 June 1990

* Patent granted






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IN WITNESS  WHEREOF the parties  hereto have executed this Licence  Agreement on the date and year first above written.



/s/ David T Allen
-----------------
for and on behalf of
UNIVERSITY OF BIRMINGHAM



/s/  Kevin Murray
-----------------
for and on behalf of
INTRACELL VACCINES LIMITED












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